                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                        (Amendment No. __________)1 ___


                          FLAG Telecom Holdings Limited
                     --------------------------------------
                                (Name Of Issuer)

                   Common Shares, par value $0.0006 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    G3529L102
                     ---------------------------------------
                                 (Cusip Number)

                                December 31, 2000
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)




--------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------
CUSIP No. G3529L102                   13G
------------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         Verizon Communications Inc. #23-2259884
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                        5    SOLE VOTING POWER
  NUMBER OF
    SHARES                     0
                        --------------------------------------------------------
                        6    SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    39,922,276  Common Shares
                        --------------------------------------------------------
                        7    SOLE DISPOSITIVE POWER
     EACH
   REPORTING                   0
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
    PERSON
     WITH                      39,922,276  Common Shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               39,922,276  Common Shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                               [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                               CO
--------------------------------------------------------------------------------

                               Page 2 of 16 pages

------------------------
CUSIP No. G3529L102                   13G
------------------------


-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         GTE Corporation #13-1678633
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
  NUMBER OF
    SHARES                     0
                        --------------------------------------------------------
                        6   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    39,922,276  Common Shares
                        --------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
     EACH
   REPORTING                   0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
    PERSON
      WITH                     39,922,276  Common Shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               39,922,276  Common Shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [_]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                               CO
--------------------------------------------------------------------------------

                               Page 3 of 16 pages

------------------------
CUSIP No. G3529L102                   13G
------------------------


-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         GTE International Telecommunications Incorporated #06-1460807
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
    NUMBER OF
      SHARES                   0
                        --------------------------------------------------------
                        6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                   39,922,276  Common Shares
                        --------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
      EACH
    REPORTING                  0
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
     PERSON
       WITH                    39,922,276  Common Shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               39,922,276  Common Shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

                               CO
--------------------------------------------------------------------------------

                               Page 4 of 16 pages

------------------------
CUSIP No. G3529L102                   13G
------------------------

-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         GTE Venezuela Incorporated #13-3634506
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (A) [_]
         (B) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
   NUMBER OF
     SHARES                    0
                        --------------------------------------------------------
                        6      SHARED VOTING POWER
  BENEFICIALLY
     OWNED BY                  39,922,276  Common Shares
                        --------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER
      EACH
    REPORTING                              0
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
     PERSON
      WITH                                 39,922,276  Common Shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               39,922,276  Common Shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                      [_]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                       CO
-------- -----------------------------------------------------------------------

                               Page 5 of 16 pages

------------------------
CUSIP No. G3529L102                   13G
------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

Bell Atlantic Latin America Holdings, Inc. #541679838
-------- -----------------------------------------------------------------------
         -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             (A) [_]
                             (B) [X]
--------
-------- -----------------------------------------------------------------------
3        SEC USE ONLY
--------
-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
         -----------------------------------------------------------------------
--------------------------        ----------------------------------------------
                           5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
                           ------
                           ------ ----------------------------------------------
                           6      SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                               39,922,276  Common Shares
                           ------
                           ------ ----------------------------------------------
                           7      SOLE DISPOSITIVE POWER
          EACH
        REPORTING                              0

                           ------
                           ------ ----------------------------------------------
                           8      SHARED DISPOSITIVE POWER
         PERSON
          WITH                                 39,922,276  Common Shares







--------------------------
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               39,922,276  Common Shares
--------
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [_]
--------
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.
--------
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                       CO
-------- -----------------------------------------------------------------------

                               Page 6 of 16 pages

------------------------
CUSIP No. G3529L102                   13G
------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                             Bell Atlantic New Holdings, Inc. #232726821
-------- -----------------------------------------------------------------------
         -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             (A) [_]
                             (B) [X]
--------
-------- -----------------------------------------------------------------------
3        SEC USE ONLY
--------
-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Delaware
         -----------------------------------------------------------------------
--------------------------        ----------------------------------------------
                           5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
                           ------
                           ------ ----------------------------------------------
                           6      SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                               39,922,276  Common Shares
                           ------
                           ------ ----------------------------------------------
                           7      SOLE DISPOSITIVE POWER
          EACH
        REPORTING                              0

                           ------
                           ------ ----------------------------------------------
                           8      SHARED DISPOSITIVE POWER
         PERSON
          WITH                                 39,922,276  Common Shares







--------------------------
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               39,922,276  Common Shares
--------
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                      [_]

--------
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.
--------
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                       CO
-------- -----------------------------------------------------------------------

                               Page 7 of 16 pages

------------------------
CUSIP No. G3529L102                   13G
------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                       Verizon International Holdings Ltd.
-------- -----------------------------------------------------------------------
         -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                             (A) [_]
                             (B) [X]
--------
-------- -----------------------------------------------------------------------
3        SEC USE ONLY
--------
-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                             Bermuda
         -----------------------------------------------------------------------
--------------------------        ----------------------------------------------
                           5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
                           ------
                           ------ ----------------------------------------------
                           6      SHARED VOTING POWER
  BENEFICIALLY OWNED BY
                                               39,922,276  Common Shares
                           ------
                           ------ ----------------------------------------------
                           7      SOLE DISPOSITIVE POWER
          EACH
        REPORTING                              0

                           ------
                           ------ ----------------------------------------------
                           8      SHARED DISPOSITIVE POWER
         PERSON
          WITH                                 39,922,276  Common Shares







--------------------------
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                               39,922,276  Common Shares
--------
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                      [_]
--------
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.
--------
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                       CO
-------- -----------------------------------------------------------------------

                               Page 8 of 16 pages

Item 1.

         (a)  Name of Issuer

                  FLAG Telecom Holdings Limited

         (b)  Address of Issuer's Principal Executive Offices

                  Cedar House
                  41 Cedar Avenue
                  Hamilton HM12, Bermuda

Item 2.

         (a)  Name of Persons Filing

                  Verizon Communications Inc. ("Verizon")
                  GTE Corporation ("GTE")
                  GTE International Telecommunications Incorporated ("GTE International")
                  GTE Venezuela Incorporated ("GTE Venezuela")
                  Bell Atlantic Latin America Holdings, Inc. ("BALAH") Bell Atlantic New Holdings, Inc. ("BANHI")
                  Verizon International Holdings Ltd. ("VIHL")

         (b)  Address of Principal Business Office or, if none, Residence

                  For each of Verizon, GTE, GTE International and GTE Venezuela:

                  1095 Avenue of the Americas
                  New York, New York 10036

                  For each of BALAH and BANHI:

                  1310 North Court House Road
                  Arlington, Virginia  22201

                  For VIHL:

                  c/o AS&K Services Ltd.
                  Cedar House
                  41 Cedar Avenue
                  Hamilton HM12, Bermuda

         (c)  Citizenship

                               Page 9 of 16 pages

                  Each of Verizon, BANHI, BALAH, GTE Venezuela and GTE International is incorporated under the laws of the State of Delaware.

                  GTE is incorporated under the laws of the State of New York.

                  VIHL is incorporated under the laws of Bermuda.

         (d)  Title of Class of Securities

                  Common Shares, par value $0.0006 per share

         (e)  Cusip Number

                  G3529L102


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)    [_]     Broker or Dealer registered under Section 15 of the Exchange Act

(b)    [_]     Bank as defined in Section 3(a)(6) of the Exchange Act

(c)    [_]     Insurance Company as defined in Section 3(a)(19) of the Exchange
               Act

(d)    [_]     Investment Company registered under Section 8 of the Investment
               Company Act

(e)    [_]     Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)    [_]     Employee Benefit Plan or Endowment Fund in accordance with
               13d-1(b)(1)(ii)(F)

(g)    [_]     Parent Holding Company or Control Person in accordance with Rule
               13d-1(b)(1)(ii)(G)


(h)    [_]     Savings Association as defined in Section 3(b) of the Federal
               Deposit Insurance Act

(i)    [_]     Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j)    [_]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                               Page 10 of 16 pages

Item 4.  Ownership

         (a)  Amount Beneficially Owned:

         39,922,276 Common Shares

(b)      Percent of Class:

         29.8% of the aggregate of the Issuer's Common Shares, par value $0.0006 per share.

         (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:  0
              (ii) shared power to vote or to direct the vote: 39,922,276
             (iii) sole power to dispose or to direct the disposition of: 0
              (iv) shared power to dispose or to direct the disposition of:
                   39,922,276

VIHL owns of record and beneficially 39,922,276 common shares of FLAG Telecom Holdings Limited. BANHI owns 95.6% of the equity of VIHL. BALAH owns 100% of the equity of BANHI. GTE Venezuela owns 100% of the equity of BALAH. GTE International owns 100% of the equity of GTE Venezuela. GTE owns 68.6% of the equity of GTE International. Verizon owns 100% of the common stock of GTE. By virtue of the relationships among such companies, each of them may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the 39,922,276 common shares of FLAG Telecom Holdings Limited held of record by VIHL.

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

         See Item 4.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

                               Page 11 of 16 pages

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10.  Certifications:

         Not Applicable.

                               Page 12 of 16 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                April 6, 2001
                                       ---------------------------------------


                                       VERIZON COMMUNICATIONS INC.


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                                Name/Title


                                       GTE CORPORATION


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ------------------------------------
                                                Name/Title

                                       GTE INTERNATIONAL
                                        TELECOMMUNICATIONS  INCORPORATED


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ---------------------------------------
                                                Name/Title

                              Page 13 of 16 pages

                                       GTE VENEZUELA INCORPORATED


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ------------------------------------
                                                Name/Title


                                       BELL ATLANTIC LATIN AMERICA
                                         HOLDINGS, INC.


                                       ---------------------------------------
                                                Signature


                                       Stephen B. Heimann - Assistant Secretary
                                                Name/Title


                                       BELL ATLANTIC NEW HOLDINGS, INC.


                                       ---------------------------------------
                                                Signature


                                       Mary Louise Weber - Secretary
                                       -----------------------------
                                                Name/Title


                                       VERIZON INTERNATIONAL HOLDINGS
                                          LTD.


                                       ---------------------------------------
                                                Signature


                                       Mary Louise Weber - Assistant Secretary
                                       ---------------------------------------
                                                Name/Title

                              Page 14 of 16 pages

                                                                       EXHIBIT A

                         AGREEMENT AS TO JOINT FILING OF
                                  SCHEDULE 13G


In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of FLAG Telecom Holdings Limited and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 6th day of April, 2001.

                                       VERIZON COMMUNICATIONS INC.


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ------------------------------------
                                                Name/Title


                                       GTE CORPORATION


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ------------------------------------
                                                Name/Title

                                       GTE INTERNATIONAL
                                        TELECOMMUNICATIONS  INCORPORATED


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ------------------------------------
                                                Name/Title

                              Page 15 of 16 pages

                                       GTE VENEZUELA INCORPORATED


                                       ---------------------------------------
                                                Signature


                                       Marianne Drost - Corporate Secretary
                                       ------------------------------------
                                                Name/Title


                                       BELL ATLANTIC LATIN AMERICA
                                         HOLDINGS, INC.


                                       ---------------------------------------
                                                Signature


                                       Stephen B. Heimann - Assistant Secretary
                                       ----------------------------------------
                                                Name/Title


                                       BELL ATLANTIC NEW HOLDINGS, INC.


                                       ---------------------------------------
                                                Signature


                                       Mary Louise Weber - Secretary
                                       -----------------------------
                                                Name/Title


                                       VERIZON INTERNATIONAL HOLDINGS
                                          LTD.


                                       ---------------------------------------
                                                Signature


                                       Mary Louise Weber - Assistant Secretary
                                       ---------------------------------------
                                                Name/Title

                              Page 16 of 16 pages